As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333-51038
Registration No. 333-134047

Registration No. 333-143325

Registration No. 333-184179

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-51038

FORM S-8 REGISTRATION STATEMENT NO. 333-134047

FORM S-8 REGISTRATION STATEMENT NO. 333-143325

FORM S-8 REGISTRATION STATEMENT NO. 333-184179

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMNICOMM SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	11-3349762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2101 W. Commercial Blvd., Suite 3500

Ft. Lauderdale, FL 33309
(Address, including zip code, of principal executive offices)

OmniComm Systems, Inc., 1998 Stock Option Plan
OmniComm Systems, Inc. 1998 Stock Incentive Plan, as amended

OmniComm Systems, Inc. 1998 Stock Incentive Plan, as amended

OmniComm Systems, Inc. 2009 Equity Incentive Plan
(Full title of plan)

Thomas E. Vickers OmniComm Systems, Inc. 2101 W. Commercial Blvd., Suite 3500 Ft. Lauderdale, FL 33309 (954) 473-1254 (Name, address and telephone number of agent for service)	Copy to: Curt P. Creely Foley& Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602 (813) 229-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNISSUED SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by OmniComm Systems, Inc. (the “Company”) deregister all shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) remaining unissued under the following registration statements (the “Registration Statements”) on Forms S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended:

●

Registration Statement on Form S-8 (No. 333-51038), filed with the Commission on December 1, 2000, pertaining to the registration of 600,000 shares of Common Stock, issuable under the OmniComm Systems, Inc., 1998 Stock Option Plan.

●

Registration Statement on Form S-8 (No. 333-134047), filed with the Commission on May 12, 2006, pertaining to the registration of 7,500,000 shares of Common Stock, issuable under the OmniComm Systems, Inc., 1998 Stock Incentive Plan, as amended.

●

Registration Statement on Form S-8 (No. 333-143325), filed with the Commission on May 29, 2007, pertaining to the registration of 5,000,000 shares of Common Stock, issuable under the OmniComm Systems, Inc., 1998 Stock Incentive Plan, as amended.

●

Registration Statement on Form S-8 (No. 333-184179), filed with the Commission on September 28, 2012, pertaining to the registration of 7,500,000 shares of Common Stock, issuable under the OmniComm Systems, Inc. 2009 Equity Incentive Plan.

On September 18, 2019, Anju Software, Inc., a Delaware Corporation (“Anju”), closed its previously announced acquisition of the Company. Pursuant to the terms of the Agreement and Plan of Merger, dated July 15, 2019 (the “Merger Agreement”), among Anju, the Company, and Thisbe Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Anju (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a privately-held, wholly owned subsidiary of Anju. In connection therewith, each outstanding share of Common Stock, other than shares of Common Stock (A) owned or held in treasury by the Company, (B) owned by Anju or Merger Sub, or (C) held by stockholders who properly exercised and perfected their dissenters’ rights prescribed in Section 262 of the Delaware General Corporation Law for such shares, was converted into the right to receive $0.41032 in cash without interest.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its common stock which remain unissued at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statements that remained unissued as of the effective time of the Merger on September 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 18th day of September, 2019.

OMNICOMM SYSTEMS, INC.

By:	/s/ Thomas E. Vickers
Thomas E. Vickers
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.